TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this "Agreement") is entered into as of the Closing Date, by and between RocketFuel Blockchain, Inc., a Nevada corporation ("Provider" or "Seller"), and RPay, Inc., a Delaware corporation ("Recipient" or "Buyer"). Provider and Recipient are the Parties. Capitalized terms not defined herein have the meanings given in the Asset Purchase Agreement between the Parties (the "Purchase Agreement").

This Agreement is delivered pursuant to the Purchase Agreement. Following the sale of the RPay Business to Recipient, Recipient requires certain transition services from Provider to operate the RPay Business until Recipient establishes its own arrangements. Provider agrees to furnish those services on the terms below.

1. Services

Provider shall provide to Recipient the transition services described on Schedule A (the "Services"), which shall include, to the extent applicable: (a) continued operation and support of the payment processing systems used in the RPay Business; (b) maintenance of, and reasonable assistance in transitioning, banking, processor, and platform relationships pending Recipient's own onboarding; (c) access to systems, data, and records reasonably necessary to operate the RPay Business; (d) reasonable information-technology and operational support; and (e) reasonable assistance of Provider personnel familiar with the RPay Business.

The specific Services, service levels, and any assigned personnel are set forth on Schedule A.

2. Term

This Agreement, and each Service, shall commence on the Closing Date and continue until the earlier of (i) the date twelve (12) months after the Closing Date and (ii) such earlier date as Recipient may designate by written notice to Provider (the "Services Term"). Recipient may terminate any or all of the Services, in whole or in part, at any earlier time upon written notice to Provider. No Service shall extend beyond the Services Term, and in no event shall any Service extend beyond the Transition Period under the Purchase Agreement.

3. Fees

Recipient shall reimburse Provider for the Services at Provider's documented, actual outof-pocket cost of providing the Services, without markup, invoiced monthly and payable within thirty (30) days. Provider shall provide reasonable supporting documentation.

4. Standard of Performance

Provider shall perform the Services with the same degree of care, skill, and diligence with which it operated the RPay Business before the Closing, in a commercially reasonable manner and in compliance with applicable Law. Provider does not guarantee any particular result and is not required to expand the Services beyond those historically performed.

5. Cooperation and Access

Each Party shall cooperate in good faith and provide the other with reasonable access to personnel, systems, and information necessary to perform or receive the Services and to effect an

orderly transition. Recipient shall use commercially reasonable efforts to establish its own arrangements and end its reliance on the Services as promptly as practicable.

6. Intellectual Property

This Agreement does not transfer ownership of any intellectual property. Intellectual property assigned to Recipient under the Purchase Agreement remains Recipient's, and any license of intellectual property between the Parties is governed by the separate IP License-Back Agreement.

7. Confidentiality Each Party shall hold the other's confidential information in confidence and use it only to perform or receive the Services, consistent with the confidentiality provisions of the Purchase Agreement.

8. Limitation of Liability

Except for breaches of confidentiality or a Party's gross negligence or willful misconduct, neither Party shall be liable for indirect, incidental, or consequential damages, and Provider's aggregate liability for the Services shall not exceed the fees paid for the affected Services.

9. Independent Contractor

Provider acts as an independent contractor. Nothing herein creates a partnership, joint venture, or employment relationship, and neither Party may bind the other except as expressly provided.

10. Compliance, Data Security, and Licensing

(a) As between the Parties, Recipient shall be responsible for compliance with all requirements applicable to the operation of the RPay Business during the Services Term, including the Payment Card Industry Data Security Standard (PCI DSS) and other cardholder- and transaction-data security requirements, and all applicable money-transmission, payment, and other licensing and regulatory requirements. Recipient shall bear the cost of such compliance and shall indemnify and hold Provider harmless from Liabilities arising from non-compliance during the Services Term, except to the extent caused by Provider's gross negligence or willful misconduct.

(b) During the Services Term, the Services will be performed, and the payment systems operated, under Provider's existing licenses, registrations, and bank, processor, and network relationships until Recipient establishes its own. Recipient shall use commercially reasonable efforts to obtain its own licenses, registrations, and relationships, and to complete the transition of the payment operations to Recipient, as promptly as practicable.

(c) Each Party shall reasonably cooperate with the other in maintaining PCI DSS compliance and in satisfying regulatory and card-network requirements applicable to the Services during the Services Term.

11. Miscellaneous

This Agreement is governed by the laws of the State of Delaware, without regard to conflict-of-laws principles. It, together with the Purchase Agreement and the other Transaction Documents, constitutes the entire agreement on its subject matter. Notices, assignment, and other

general terms follow the corresponding provisions of the Purchase Agreement. This Agreement may be executed in counterparts and by electronic signature.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date of the last signature below.

ROCKETFUEL BLOCKCHAIN, INC.

Signed by:

By: Peter Jensen

Name: Peter M. Jensen

Title: Chief Executive Officer Date:

8/13/2026

RPAY, INC.

Signed by:

By: Peter Jensen

740BE65DF9174B0...

Name: Peter M. Jensen

Title: President

Date: 8/13/2026

SCHEDULE A TRANSITION SERVICES

Provider shall provide the following Services during the Services Term, in a commercially reasonable manner consistent with the manner in which Provider operated the RPay Business before the Closing. Where a specific service level is not stated below, the standard is commercially reasonable and consistent with past practice. This Schedule A is a preliminary description of the Services and may be supplemented or refined by written agreement of the Parties.

1. **Systems and Processing.** Continued operation, hosting, and support of the Pay-In, Pay-Out, and Gift-Card processing systems, including transaction processing, settlement, and platform maintenance, until Recipient assumes operation.

2. **Bank, Processor, and Network Relationships.** Maintenance of the sponsor-bank, paymentprocessor, and card-network relationships used in the Business, and reasonable assistance transitioning those relationships into Recipient's own name and agreements as consents are obtained.

3. **Merchant Relationships.** Support and continuity for the merchant accounts used primarily in the Business, including introductions and reasonable assistance moving them onto Recipient's arrangements.

4. **Data, Records, and Reporting.** Access to processor and settlement statements, reconciliation reports, transaction data, and other records reasonably necessary for Recipient to operate the Business and administer the Earn-Out.

5. **Information Technology and Technical Support.** Reasonable access to the software, source and object code, credentials, hosting environments, and technical documentation, and reasonable support in establishing Recipient's own operating environment.

6. **Personnel.** Reasonable availability of Provider personnel familiar with the Business to respond to questions and assist with the transition.

Service Levels. Commercially reasonable and consistent with past practice, unless specific service levels are agreed in writing by the Parties.

Fees. As set forth in Section 3 of the Agreement (Provider's documented cost, without markup, unless otherwise agreed).